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                                                                    EXHIBIT 10.8

                     SECOND AMENDMENT TO SUBLEASE AGREEMENT

         THIS SECOND AMENDMENT TO SUBLEASE AGREEMENT ("Amendment") is entered into, and dated for reference purposes, as of October 1, 2000 by and between REGEN BIOLOGICS, INC. (hereinafter referred to as "Sublessor") and GENITOPE CORPORATION (hereinafter referred to as "Sublessee"), and is a second amendment to the Sublease Agreement between the Sublessor and Sublessee dated as of August 3, 1999 (the "Sublease"), with reference to the following facts:

                                    RECITALS

         A. Sublessor and Sublessee entered into the Sublease for approximately 6,775 square feet of office and R&D space expiring on June 30, 2000.

         B. On March 13, 2000 Genitope Corporation notified Regen Biologics, Inc. of the exercise of its option under Section 19(a)(i) of the Sublease between Genitope Corporation and Regen Biologics, Inc. dated August 3, 1999, to extend the term of said Sublease until December 31, 2000 which Regen acknowledges is a valid extension duly approved by the Master Lessor.

         D. Sublessor and Sublessee now desire to modify and amend the Sublease to provide for an extension of the term, and to include the additional sublease of the unimproved warehouse space as follows:

         Now Therefore, in consideration of the foregoing, and for other good and valuable consideration, Sublessor and Sublessee agree that the Sublease shall be and is hereby amended as of January 1, 2001 as follows:

         1. SUBLEASED SPACE. In addition to the current subleased premises, Sublessor hereby lease to Sublessee and Sublessee agrees to lease from Sublessor, effective January 1, 2001, that certain unimproved warehouse space of approximately one thousand four hundred eighty-three (1483) square feet as shown on Exhibit "A" attached hereto and incorporated herein by this reference. Thus the total space which shall be exclusively Sublesse's shall be approximately seven thousand six hundred fifty-five (7655) square feet and the common space shared by Sublessee and Sublessor (including entry, toilet) shall be twelve hundred six (1206) square feet, for which Sublessee shall be responsible for the payment of rent based upon fifty percent (50%) of said common space or six hundred three (603) square feet. The exclusive and non-exclusive space are as follows:

Office                                     3279 sq. ft.
R&D                                        1666 sq. ft.
Access Corridor                            1227 sq. ft.
Warehouse (Added)                          1483 sq. ft.
                                           ------------
                                           7655 sq. ft.

Shared entry, toilet and Common Space,
1206 sq. ft. @ 50%                          603 sq. ft.
                                           ------------
TOTAL                                      8258 sq. ft.

         The existing premises and the additional warehouse space are shown in Exhibit A.

                                       1.

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         2.       EXTENSION OF TERM. The term of the Sublease is hereby amended to extend the termination date of the Sublease to June 1, 2003, unless sooner terminated pursuant to the Sublease or the Master Lease:

         3. RENT. The monthly rent of $18,864.71 shall be applicable until 4/1/2001 at which time the monthly rent of $41,290.00 will be due Sublessor for the period from April 1, 2001 to the expiration of the Sublease on June 1, 2003, unless otherwise agreed to by the parties in writing and subject to the 3 percent increase, on July 1, 2001 and July 1, 2001, provided for in the sublease. Upon consent being obtained from the Master Lessor, Sublessor shall increase the security deposit of $41,290.00, and increase of $22,974.75. Genitope will also pay a pro-rata share of any expense increases based upon the ratio of Genitope square feet to total, which will be based on a documented year to comparison of this increased amount, provided that the monthly combined sublease rate and pro-rata share of expenses shall not exceed a total of $6.00 per square foot.

         4. DEFINITIONS; OTHER TERMS. Unless otherwise set forth in this Amendment, all capitalized terms shall have the meanings set forth in the Sublease. All portion of this amendment are contractual in nature. Except as otherwise set forth herein, all other terms and conditions of the Sublease and Master Lease will remain the same.

         5. APPROVAL OF IMPROVEMENTS. Subject to the written approval of the Master Lessor, METROPOLITAN LIFE INSURANCE COMPANY, Sublessor does hereby approve of the plans and specifications for the improvements ("Improvements") contemplated by the Sublease as reflected in Exhibit "B" attached hereto and incorporated herein by this reference, which improvements shall comply with the insurance provisions of the Master Lessor and shall be constructed in a good workmanlike manner consistent with any standards set forth in the Master Lease. The Sublessee shall be solely responsible for any and all costs associated with the preparation and installation of said Improvements and, if and where said Improvements are fixtures, shall maintain said Improvements, subject to normal wear and tear. The parties understand and agree that without Master Lessor approval of the Improvements this Second Amendment to Sublease Agreement shall be null and void.

         6. MASTER LESSOR APPROVAL. This Amendment is subject to the written approval by METROPOLITAN LIFE INSURANCE COMPANY (Master Lessor).

         7. Sublessee warrants that there are no brokerage fees payable regarding this transaction.

         8. OPTION TO EXTEND. Any and all reference to "Sublease" in paragraph 19(a)(ii) of that certain Sublease first dated August 3, 1999 shall include the First Amendment to Sublease and the Second Amendment to Sublease Agreement.

         9. The undersigned warrants that they have been authorized and directed to execute this Amendment on behalf of their respective entities.

                                       2.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SUBLESSEE                                       GENITOPE CORPORATION

                                                By: /s/ Dan W. Denney Jr.
                                                    ----------------------------

                                                Print Name: Dan W. Denney, Jr.

                                                Its: Chairman and CEO
                                                    ----------------------------
                                                                  (Print Title)

SUBLESSOR                                       REGEN BIOLOGICS, INC.

                                                By: /s/ Geralde Bisbee, Jr.
                                                    ----------------------------

                                                Print Name: Geralde Bisbee, Jr.

                                                Its: Chairman and CEO
                                                    ----------------------------
                                                           (Print Title)

                                       3.

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                                    EXHIBIT A

                                   Floor plan

                                       4.

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                                    EXHIBIT B

                           Description of improvements

                                       5.